Exhibit 23.3

Billy C.K. Poon

Barrister-at-Law

Kenneth C.L. Chan Chambers,

Rm 1406, China Insurance Group Bldg,

141 Des Voeux Rd, Central

Hong Kong

Tel: 21473300 Fax: 21473395

E-mail: billy.poon.ck@gmail.com

Date: [*], 2025

The Board of Directors

Rainbow Capital Holdings Limited

Address: No.710, 7/F., Wing On House,

No.71 Des Voeux Road Central, Central Hong Kong.

Dear Sirs,

RAINBOW CAPITAL HOLDINGS LIMITED (THE “COMPANY”) – LODGEMENT OF THE FORM F-1 – REGISTRATION STATEMENT IN RELATION TO THE PROPOSED INITIAL PUBLIC OFFERING OF ORDINARY SHARES OF THE COMPANY AND LISTING ITS ORDINARY SHARES ON THE NASDAQ CAPITAL MARKET (collectively the “Proposed Listing”)

I, POON Chi Kin Billy, named as the Legal Adviser to the Company with respect to certain legal matters as to the laws of Hong Kong in the Form F-1 – Registration Statement or any subsequent amendments (the “Statement”) to be lodged with the Securities and Exchange Commission (the “SEC”) in relation to the Proposed Listing on or about the date of this letter (or such other date as the directors of the Company may determine), do hereby consent to act in such capacity in relation to the Statement.

I have given and have not before the lodgment of the Statement with the SEC, withdrawn my written consent to the issue of the Statement with the inclusion of my name and all references thereto in the form and context in which they are included in the Statement.

Yours faithfully,

/s/ POON Chi Kin Billy

POON Chi Kin Billy